Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-37321, 333-37323, and 333-120201) and Form S-3 (No. 333-109159) of Encision Inc. of our report dated June 19 2015, with respect to the balance sheets of  Encision Inc. as of March 31, 2015 and 2013, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, which appears in the March 31, 2015 Annual Report on Form 10-K of Encision Inc.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

June 19, 2015